SECURITIES AND EXCHANGE COMMISSION
	Washington, DC  20549

	FORM 8-K


	Pursuant to Section 13 or 15(d)
	of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported): March 24, 1997



                         AUDIOVOX CORPORATION
	(Exact name of registrant as specified in its charter)



         DELAWARE           	   1-9532          13-1964841
(State or other jurisdiction	(Commission     (IRS Employer
 of Incorporation or 	 	      File Number)    Identification
 organization)	                       			  	  Number)



150 Marcus Boulevard, Hauppauge, New York          11788
(Address of principal executive offices)	          (Zip Code)



Registrant's telephone number, including area code:(516) 231-7750



                             NONE
(Former name, former address and former fiscal year, if changed since last report)

Item 9.  Sale of Equity Securities Pursuant to Regulation S.
    	On September 19, 1996, in a closing which took place in Bangkok, Thailand, Audiovox Corporation (the "Company") executed a Stock Purchase Agreement (the "Stock Purchase Agreement") with Bliss-tel Co. Ltd., a Thai corporation, whose principal office is 71/13, Soi Chareon Jai, Sukhumvit 71 Road,
Klongton Sub-District, Klongteoy District, Bangkok, Thailand. Pursuant to the Agreement, Audiovox, on September 19, 1996, in Bangkok, Thailand, delivered to Bliss-tel 250,000 shares of the Class A common stock of the Company (the "Shares"). The Shares were delivered in partial compensation for 1,250,000 shares of Bliss-tel (representing a 20% stock ownership interest in Bliss-tel). In addition to the Company shares, Audiovox also gave Bliss-tel a merchandise credit of U.S. $1,250,000.
    	The certificate for the Bliss-tel shares was to be delivered after obtaining shareholder approval to the increase of the capital of Bliss-tel and the registration of such capital increase with the Companies Registry in Thailand. Shareholder approval was obtained and the increase in capital was registered with the Companies Registry in Thailand and on March 24, 1997, the certificate representing the Bliss-tel shares was physically delivered to the Company in Bangkok, Thailand.
     The transfer of the Shares on the Company's books was dated September 12, 1996 and the Shares were physically delivered to Bliss-tel at the closing in Bangkok, Thailand on September 19, 1996. Inasmuch as this occurred prior to the effective date, November 18, 1996, of Exchange Act Release No. 37801, the Company does not believe it is subject to the requirements of that Release and is filng this report in the exercise of prudence.
	    There were no underwriters involved in this transaction.
    	As represented and warranted to the Company in the Stock Purchase Agreement, Bliss-tel is not a "U.S. Person", as defined in Rule 902 of Regulation S ("Reg S") under the Securities Act of 1933, as amended (the "Securities Act"), is not an affiliate of the company and did not acquire the stock for the account or benefit of any U.S. Person. Consequently, the exemption from registration claimed by the Company in connection with the issuance of the Shares is pursuant to Reg S.

SIGNATURES
	Pursuant to the requirements Exchange Act of 1934, the Company has duly caused this report to be signed on it behalf by the undersigned hereunto duly authorized.
                                    							AUDIOVOX CORPORATION


Dated:  April 4, 1997			                   By:	s/Charles M. Stoehr
								                                   Charles M. Stoehr
								                                   Senior Vice President and
								                                   Chief Financial Officer